Exhibit 99.2

1.       Purpose and Responsibilities

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors of SOS Hydration Inc. (the “Company”) is to oversee the Company’s compensation structure and practices, including its executive compensation and incentive-compensation and equity-based plans, and to perform such further functions as may be consistent with this charter or applicable law and the Company’s articles of incorporation, as amended and restated from time to time. In furtherance of this purpose, the Committee shall have the following responsibilities and authority:

(a)	The Committee shall, at least annually, review and evaluate the performance of the Company's directors and recommend to the Board of Directors the form and amount of compensation to be paid by the Company to directors for service on the Board and on Board committees. The Committee shall review director compensation at least annually.

(b)	The Committee shall annually review the Company's base compensation structure and the Company's incentive compensation, stock option and other equity-based compensation programs and recommend changes in or additions to such structure and plans to the Board of Directors as needed.

(c)	The Committee shall recommend to the Board of Directors the annual base compensation of the Company's Chief Executive Officer and each of the Company's other executive officers (collectively the "Officers") in light of the goals and objectives of the Company's compensation policies or programs, determine and approve the compensation of the Chief Executive Officer and other executive officers, including without limitation, salary, bonus and incentive compensation levels, deferred compensation, executive perquisites, equity compensation (including awards to induce employment), severance arrangements, change-in-control benefits and other forms of executive officer compensation. The Company's management shall determine the compensation of all other employees of the Company and the Committee shall have the right to review the compensation of such employees and recommend any proposed changes to the management.

(d)	The Committee shall recommend to the Board of Directors annual corporate goals and objectives under any incentive compensation plan adopted by the Company for Officers and recommend incentive compensation participation levels for Officers under any such incentive compensation plan. In determining the incentive component of compensation, the Committee will consider the Company's performance and relative shareholder return, the values of similar incentives at comparable companies and the awards given in past years.

(e)	The Committee shall evaluate the performance of Officers generally and in light of annual corporate goals and objectives under any incentive compensation plan.

(f)	The Committee shall periodically review with the Chairman and Chief Executive Officer their assessments of Officers and succession plans, and make recommendations to the Board regarding appointment of Officers.

(g)	The Committee shall administer the Company's stock option and other equity based compensation plans and determine the grants of stock options and other equity based compensation.

(h)	The Committee shall oversee the preparation of reports relating to the Committee required under applicable laws, regulations and stock exchange requirements.

The Chief Executive Officer of the Company shall not be present during any vote or other deliberation of the Committee regarding the compensation or performance of the Chief Executive Officer.

2.       Structure and Membership

(a)	Number. The Committee shall consist of at least two independent directors as determined from time to time by the Board on the recommendation of the Nominating and Corporate Governance Committee. Each member of the Committee shall be qualified to serve on the Committee pursuant to the applicable rules of the stock market on which the Company's shares are trading and any additional requirements that the Board deems appropriate. Composition of the Committee shall also comply with any other applicable laws and regulations.

(b)	Selection and Removal. Members of the Committee shall be appointed by the Board, and the Board may remove members of the Committee at any time with or without cause. No member of the Committee shall be removed except by the Board.

(d)	Chair. The chairperson of the Committee (the "Chairperson") shall be designated by the Board. Any vacancy on the Committee shall be filled by the Board.

(e)	Compensation. The compensation of the Committee members shall be determined by the Board.

(f)	Term. Members of the Committee shall be appointed for one-year terms. Each member shall serve until his or her replacement is appointed, or until he or she resigns or is removed from the Board or the Committee.

3.       Procedures and Administration

(a)	Meetings. The Committee shall meet as often as it deems necessary in order to perform its responsibilities, but no less than once annually. The Committee shall keep minutes of its meetings and any other records as it deems appropriate.

(b)	Subcommittees. The Committee may form and delegate authority to one or more subcommittees, which may consist of one or more members, as it deems necessary or appropriate from time to time under the circumstances.

(c)	Reports to the Board. The Committee shall regularly report to the Board with respect to such matters as arc relevant to the Committee's discharge of its responsibilities, and shall report in writing on request of the Chairman of the Board. At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation. The Committee shall also periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

(d)	Charter. The Committee shall, at least annually, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

(e)	Independent Advisors. The Committee shall have the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay appropriate compensation to advisors engaged by the Committee.

The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person's independence from management, including the following:

i.	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

ii.	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

iii.	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

iv.	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

v.	Any equity of the Company owned by the compensation consultant, legal counsel or other adviser; and

vi.	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

(f)	Investigations. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any Officer or other person to meet with the Committee.